Exhibit 2.32

This Addendum No. l (hereinafter the "Addendum"), is made on March 3, 20l5.

BETWEEN:

(1) NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (hereinafter called the "Company");

-and-

(2) CHEYENNE HOLDING LTD., a corporation established in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (hereinafter called the “Cheyenne”).

(Jointly the Parties, singly the Party)

Terms used, but not otherwise defined in this Addendum have the same meaning as those in the Securities Purchase Agreement and Convertible Promissory Note.

RECITALS

WHEREAS, pursuant to a Securities Purchase Agreement entered into and between the Company)

and Cheyenne on September 12, 2014 (hereinafter the “SPA”) the Company has issued to Cheyenne a Convertible Promissory Note in the amount of USD 1,250,000 (United States Dollars One Million Two Hundred Fifty Thousand) dated September 12, 2014 (hereinafter the "Note").

WHEREAS, in consideration of the payment of the Note a Second Preferred Liberian Mortgage m.v. “NEWLEAD CASTELLANO" has been issued between NEWLEAD CASTELLANO LTD and Cheyenne dated 16 October 2014 (the “Mortgage”) pursuant to which "Events of Default" shall mean any events or circumstances set out in the relevant clause of the Note,

WHEREAS, under Clause 5 of the SPA the Company has agreed to issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of Cheyenne or its nominee, for the conversion shares in such amounts as specified from time to time by Cheyenne (hereinafter the “Irrevocable Transfer Agent Instructions”).

WHEREAS, under Clause 1(a)(i) the Company shall pay the Principal and any accrued interest or any amount thereof by issuance of its common shares (the “Common Stock”) at the Stock Price or cash on the Maturity Date as both are defined in the Note.

WHEREAS, under Clause 5 of the Note the Company has agreed that an event of default, the entire unpaid principal and accrued interest of the Note or any True-up Amounts shall become and be immediately due and payable in cash or shares of Common Stock of the Company, in either case without any other notice or demand of any kind or any presentment or protest, if any one of the events under this clause occur and be continuing at the time of such demand (each such event, an “Event of Default").

WHEREAS, pursuant to the Note any accrued and unpaid interest on the Note shall be due and payable in quarterly installments concluding with the final installments on the Maturity Date.

WHEREAS, under Clause l(g) of the Note the Company shall at all times reserve and keep available out of its authorised but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Note, fifty times the number of Common shares issuable from time to time.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree as follows;

(a)	To waive the Irrevocable Transfer Agent Instructions condition contained in Clause 5 of the SPA such waiver being effective as from the date of execution of the SPA.

(b)	To waive the requirement for any accrued and unpaid interest on the Note to be due and payable in quarterly installments concluding with the final installments on the Maturity Date.

(c)	That any accrued and unpaid interest on the Note to be paid by the Company no later than three (3) days upon the request from Cheyenne.

(d)

To waive the Company’s obligation to reserve and keep available fifty times the number of Common shares issuable from time to time contained in Clause l(g) of the Note, such waiver being effective as from the date of execution of the SPA and the Note.

(e)

That the Company, as from the date hereof, shall at its discretion reserve, but always keep available out of its authorized but unissued shares of capital stock, such shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note.

(f)

That the Company agrees that any amount of the Note, including the Principal and any accrued interest thereon and any True up Amount or any other amount thereof, remaining unpaid on the Maturity Date shall become due and payable in cash by the Company without any other notice or demand of any kind or any presentment or protest by the Holder. Failure to pay any amounts pursuant to this clause shall constitute an Event of Default under clause 5 of the Note as this is amended hereby or may be amended.

(g)

That, as of the date hereof, at an Event of Default pursuant to clause 5 of the Note the entire unpaid principal and accrued interest of the Note or any True-up Amounts shall become and be immediately due and payable in cash without any other notice or demand of any kind or any presentment or protest, if any of the events under this clause 5 occur and be continuing at the time of such demand.

(h)

That the Holder agrees and warrants that it shall sell up to twenty percent (20%) of the Monthly Dollar Volume (as defined herein below) of the Company’s Common Stock per month. “Monthly Dollar Volume'' means a dollar amount of the Company’s Common Stock which is traded in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company’s Common Stock traded by the Holder).

(i)	All other provisions of the Note shall remain in full force and effect.

(j)	This Addendum shall be governed by and construed by and interpreted in accordance with the internal laws of the state of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ____________________________

Name: Michail S. Zolotas

Title: CEO/ Chairman

CHEYENNE HOLDING LTD.

By: ____________________________

Name: DIMITRIOS STAVRIANOS

Title: ATTORNEY